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                                                                   EXHIBIT 4.(i)

                        ASSISTANT SECRETARY'S CERTIFICATE

                  I, John V. Goodger, Assistant Secretary of Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), HEREBY CERTIFY THAT attached hereto are true copies of resolutions duly adopted by the Board of Directors of the Company (the "Board") at a meeting duly called and held on July 2, 1996, at which meeting a quorum was present and acting throughout, and by the Pricing Committee appointed by the Board by written consent dated August 7, 1996; such resolutions have not been amended, modified or rescinded and remain in full force and effect; and such resolutions are the only resolutions adopted by the Board or any committee thereof or any officer of the Company relating to the designation of the terms of the series of securities therein specified to be issued under the Indenture, dated as of August 1, 1996, as Trustee.

                  IN WITNESS WHEREOF, I have hereunto signed my name this 12th day of August, 1996.

                                                     /s/ John V. Goodger
                                                     ---------------------------
                                                     John V. Goodger
                                                     Assistant Secretary
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                       PIONEER-STANDARD ELECTRONICS, INC.

       Resolutions Adopted At A Special Meeting Of The Board Of Directors

                                  July 2, 1996

                                   * * * * * *


                  WHEREAS, the Company may offer from time to time (i) Common Shares, without par value, of the Company (the "Common Shares"), and (ii) debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"), at an aggregate initial offering price not to exceed U.S. $240,000,000 or its equivalent in any other currency or units based on or relating to foreign currencies;

                  NOW, THEREFORE, BE IT RESOLVED, that the following resolutions are hereby ratified, approved and confirmed;

                  RESOLVED, that for the purposes of the offering, issuance and sale of the Debt Securities a Pricing Committee shall consist of James L. Bayman and John V. Goodger (the "Pricing Committee"), and that the execution of any document by the Pricing Committee shall be conclusive evidence of the action taken by the Pricing Committee as contemplated, required or authorized by these resolutions;

                  FURTHER RESOLVED, that the Company issue and sell Debt Securities at such times determined by the Board of Directors or the Pricing Committee, provided, that the aggregate amount of Debt Securities issued and sold at any time (a "Date of Debt Issuance") does not exceed the difference between $240,000,000, and (i) the aggregate principal amount of Debt Securities issued and sold prior to the Date of Debt Issuance, and (ii) the aggregate value of all Common Shares (as determined by the Board of Directors pursuant to these resolutions) issued and sold prior to such Date of Debt Issuance; and

                  FURTHER RESOLVED, that the Debt Securities may be sold to purchasers through underwriters or other purchasers, for cash at a price, rate of interest and upon such other terms and conditions as shall be determined by the Board of Directors or the Pricing Committee, the exact amount of Debt Securities to be determined by the Board of Directors or the Pricing Committee; and that, in effecting delivery of any Debt Securities pursuant to any Underwriting Agreement, the officers of the Company hereinafter authorized be and each of them is hereby authorized and empowered to issue and sell the same and to cause to be delivered properly executed certificates representing Debt Securities.
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                       PIONEER-STANDARD ELECTRONICS, INC.

                         8 1/2% Notes due August 1, 2006

                  Terms Resolutions Adopted by Written Consent
                                 August 7, 1996

                                   * * * * * *

                  THE UNDERSIGNED, James L. Bayman, Chairman, Chief Executive Officer and President of Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), and John V. Goodger, Vice President, Treasurer and Assistant Secretary of the Company, being the two "Designated Officers" of the Company authorized by the Resolutions (as hereinafter defined) adopted on July 2, 1996 to establish the form and terms of the Notes (as hereinafter defined) and to take, on behalf of the Board of Directors, certain other action with respect to the Notes (the "Designated Officers"), do hereby adopt and execute the following preamble and resolutions by written consent ("Consent"):

                  WHEREAS, pursuant to resolutions adopted by the Board of Directors of the Company on July 2, 1996 (the "Resolutions"), the Designated Officers have been authorized to, among other things, (i) determine, authorize and fix the terms of a series of Debt Securities of the Company in an aggregate principal amount of up to $150,000,000, (ii) negotiate, execute and deliver an underwriting agreement (the "Underwriting Agreement") relating to such Debt Securities, and (iii) take all such further action as the Designated Officers may deem to be necessary or advisable to carry out the purpose and intent of the Resolutions which relate to the offering of such Debt Securities;

                  NOW, THEREFORE, BE IT RESOLVED that:

                  A. Pursuant to Section 301 of the Indenture dated as of August 1, 1996 (the "Indenture"), between the Company and Star Bank, N.A., as Trustee (the "Trustee"), and pursuant to the Resolutions, there is hereby established a series (as that term is used in Section 301 of the Indenture) of Debt Securities to be issued under the Indenture, and, in addition to the terms provided in the Indenture, such series of Debt Securities shall have the following terms, which are numbered in accordance with Section 301 of the Indenture:

                  (1) The title of the Debt Securities of the series is 8 1/2% Senior Notes due August 1, 2006 (the "Notes");

                  (2) The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture) is $150,000,000;

                   (3) The Notes will be issued in definitive form, including in the form of one or more fully registered Global Notes, without coupons and investors may elect to hold their Notes directly or to hold interests in the Global Notes; beneficial owners of interests in any such Global




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Notes may exchange such interests for Notes of like tenor and principal amount only as provided in Section 305; the U.S. Depositary for such Global Note or Notes shall initially be The Depository Trust Company (the "Depositary"); and such Global Note or Notes shall be deposited with, or on behalf of , the Depositary and registered in the name of the Depositary or the nominee of the Depositary;

                  (4) The original issue date of the Notes shall be August 12, 1996. The date on which the principal of the Notes is payable shall be August 1, 2006;

                  (5) The rate at which the Notes shall bear interest is 8.1/2% per annum; the date from which such interest shall accrue shall be as set forth in the form of the Notes annexed hereto as Annex A; the Interest Payment Dates on which such interest shall be payable shall be February 1 and August 1 of each year, beginning February 1, 1997; the Regular Record Dates for the interest payable on such Interest Payment Dates shall be the January 15 or July 15, as the case may be, immediately preceding the applicable Interest Payment Date; PROVIDED that interest payable at maturity shall be payable to the Person to whom principal shall be payable;

                   (6) The place or places where the principal of and interest on the Notes shall be payable are the office or agency of the Company maintained for such purpose, the Corporate Trust Office and any other place or places designated by the Company pursuant to Section 1002 of the Indenture; PROVIDED, that interest on the Notes will be paid by check mailed to the address of each Person entitled thereto as such address shall appear in the Security Register or, at the option of the Company, by wire transfer to an account designated by such Person in a bank located in the United States; and PROVIDED, FURTHER, that, while the Notes are represented by one or more Global Notes registered in the name of the Depositary or its nominee, the Company will cause payments of principal of or interest on such Global Notes to be made to the Depositary or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, the Depositary or its nominee, and otherwise in accordance with such agreements, regulations or procedures;

                  (7) The Notes may not be redeemed, in whole or in part, prior to maturity, pursuant to any sinking fund or mandatory redemption or otherwise;

                  (8) The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision;

                  (9) The denominations of the Notes shall be $1,000 and any integral multiple thereof;

                  (10) The entire principal amount of the Notes shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture;

                  (11) Not applicable;

                  (12) Sections 1302 and 1303 of the Indenture shall be applicable to the Notes;



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                  (13) The Notes shall be denominated, and principal of and
premium and interest on the Notes shall be payable, in United States Dollars;

                  (14) Not applicable;

                  (15) Not applicable; and

                  (16) Not applicable.

                  B. Pursuant to Section 201 of the Indenture and pursuant to the Resolutions, the form of note annexed hereto as Annex A is hereby established as the form of the Notes.

                  C. The purchase price payable to the Company for the Notes pursuant to the Underwriting Agreement shall be 99% of the principal amount thereof, plus accrued interest, if any, from August 12, 1996.

                  D. The Notes will bear interest at the rate of 8 1/2% per annum (the "Initial Rate"), subject to an increase to 9 1/2% per annum (the "Adjusted Rate") upon the occurrence of a Rating Event. "Rating Event" means either (a) the assignment of a rating to the Notes by the National Association of Insurance Commissioners (the "NAIC") which is either NAIC-3, NAIC-4 or NAIC-5, or (b) the assignment of a rating to the Notes by (i) Moody's Investors Service, Inc. ("Moody's") which is below Baa3 and (ii) Standard & Poor's Corporation ("S&P") which is below BBB-. Upon the occurrence of a Rating Event, the Initial Rate will be immediately increased (an "Interest Increase Adjustment") to the Adjusted Rate. If any and all Rating Events cease at any time to exist, the Adjusted Rate will be immediately decreased (an "Interest Decrease Adjustment" and together with an Interest Increase Adjustment, an "Interest Adjustment") to the Initial Rate. The effective date of any Interest Increase Adjustment will be either, (i) the earlier of the date that the occurrence of a Rating Event is publicly announced or notice thereof is received by the Company or (ii) if such public announcement or notice occurs between a record date and an interest payment date, such interest payment date. The effective date of any Interest Decrease Adjustment will be either (i) the earlier of the date on which the cessation of any and all Rating Events is publicly announced or notice thereof is received by the Company or (ii) if such public announcement or notice occurs between a record date and an interest payment date, such interest payment date. Interest Adjustments may occur throughout the term of the Notes.

                  If an Interest Adjustment occurs during an interest payment period, the Notes will bear interest during such interest payment period at a rate per annum equal to the weighted average of the Initial Rate and the Adjusted Rate, calculated by multiplying the Initial Rate or the Adjusted Rate, as applicable, by the number of days such interest rate is in effect during such interest payment period, determining the sum of such products, and dividing such sum by the number of days in such interest payment period, rounding to the nearest one hundredth of a percentage point. All calculations pursuant to the preceding sentence will be made on the basis of a 360-day year consisting of twelve 30-day months.

                  E. All terms used in this Consent which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

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                  IN WITNESS WHEREOF, the undersigned have executed this Consent as of the 7th day of August, 1996.



/s/ James L. Bayman
- - ----------------------------------
Chairman, Chief Executive Officer
  and President

/s/ John V. Goodger
- - ----------------------------------
Vice President, Treasurer and
Assistant Secretary



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